                                                                   EXHIBIT 99.1


[IXC COMMUNICATIONS INC. LOGO]                                     NEWS RELEASE
-------------------------------------------------------------------------------


                 IXC COMMUNICATIONS, INC. ANNOUNCES 1998 RESULTS

Austin, TX - February 4, 1999 - IXC Communications, Inc. (Nasdaq: IIXC) announced today that revenue for 1998 increased 28.2% to $668.6 million, from $521.6 million in 1997. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the year increased 291.3% to $90.7 million, from $23.2 million in 1997. The net loss for 1998 was $162.5 million, or ($6.15) per common share (basic and diluted), compared with a loss of $99.2 million, or ($3.47) per share (basic and diluted) in 1997. Current and prior year results have been restated to include the operations of Eclipse (formerly Network Long Distance, Inc.), which was acquired in a transaction accounted for as a pooling of interests.


CONSOLIDATED RESULTS
--------------------

FULL YEAR
---------

Total revenue for the year reached $668.6 million, including $19.8 million of "other revenue" from the sale of an option on usage rights in fibers that are owned jointly with another carrier. Recurring revenue, consisting of the Company's private line, switched long distance and data services, increased $127.2 million, or 24.4% to $648.8 million, versus $521.6 million in 1997. Gross profit increased $109.3 to $235.3 million, compared with $126.0 million in 1997. This improvement included $89.5 million related to increases in recurring revenue and $19.8 million from nonrecurring other revenue. Gross margin related to recurring revenue improved to 33.2% from 24.1% in 1997. The gross margin improvement resulted primarily from the realization of economies from IXC's expanded fiber network, and lower access rates from FCC mandated reductions in unitary (per minute) access costs, partially offset by increased costs related to new tandem-trunking charges implemented in July 1998. Transmission lease expense increased 21.5% over 1997, but decreased as a percentage of recurring revenue from 20.4% in 1997 to 19.9% in the current year, as the Company transferred off-net leased capacity to its expanding fiber network, and as a greater proportion of new revenue was generated on-net. Access costs increased 3.4%, declining as a percentage of switched long distance to 72.1% in 1998 from 80.5% in 1997.

Operating and administrative costs in 1998 increased to $144.5 million from $102.8 million in 1997, representing 22.3% of recurring revenue this year versus 19.7% in the prior year. The increase was due primarily to operating costs related to the expanded fiber network, development of the Company's IT infrastructure supporting the growth in revenue, and sales administrative costs related to expanding the sales force of Eclipse, the Company's retail operation.

EBITDA related to recurring revenue increased 206.0% to $71.0 million from $23.2 million in 1997 due to the items identified above.

The net loss of $162.5 million for 1998 increased 63.8% over 1997 reflecting the $67.0 million extraordinary charge associated with the early redemption of debt, increased depreciation related to the fiber expansion program ($36.9 million), greater equity losses in the Company's domestic and European investments ($9.2 million), and increased tax expense related mainly to the IRU transactions consummated during the year ($12.6 million), partially offset by greater interest income from structured IRU payments.

"1998 was a big year for us - not only because of our strong year-over-year revenue and EBITDA improvements, but also in our success in putting in place our coast-to-coast network and other critical building blocks to support our future growth," said Ben Scott, Chairman and Chief Executive Officer. "We continued to grow both our private line and our switched services businesses. Despite the negative impact of a one-time problem with a debit card customer, we increased EBITDA by over 200.0%."

"During the year, we made substantial investments in both the Company's internal infrastructure, and through key acquisitions to establish and expand our retail distribution channel and our Internet business - businesses that will drive our growth in the future," said Mr. Scott. "We believe the Company has created significant value which is not reflected in the current price of the Company's stock. Like many others in the quickly changing telecommunications industry, the Company is considering various strategic alternatives to create advanced, diversified products and services and the scale to provide complete voice, data and Internet solutions to a broad customer base. Alternatives under consideration include many possibilities, from sales or swaps of fiber to joint ventures or a combination of the Company with another company. To review some of the alternatives which have been initiated either by the Company or by others, we have retained Morgan Stanley for assistance."

FOURTH QUARTER
--------------

Revenue for the fourth quarter 1998 increased 3.5% to $169.8 million from $164.1 million in the fourth quarter 1997. Total revenue in the current quarter included $10.8 million in "other revenue." Recurring revenue declined slightly to $159.0 million from $164.1 million in last year's fourth quarter, reflecting the migration of a large customer, Excel, from a higher-revenue switched service agreement to a higher-margin private line agreement in 1998, partially offset by revenue related to a new ISP agreement.

Gross profit for the quarter increased $16.7 million versus the 1997 fourth quarter, including gross profit of $51.2 million from recurring revenue. Gross profit as a percentage of recurring revenue improved to 32.2% for the 1998 quarter versus 27.6% in 1997. This improvement resulted from the increase in higher-margin private line revenue, and the favorable impact of the FCC-mandated reductions in access costs, partially offset by costs related to the debit card customer which defaulted on payments and was terminated as a customer during the quarter.

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Operating and administrative costs in the quarter increased $16.8 million to
$45.1 million compared with $28.4 million in the prior year's fourth quarter. The 1998 amount represents 28.4% of recurring revenue versus 17.3% in the prior year's fourth quarter. The year-over-year increase was due primarily to operating costs related to the expanded fiber network as well as sales and administrative costs related to expanding the sales force in Eclipse and costs associated with expanding the Company's IT infrastructure to support growing revenue from broader service offerings.

EBITDA for the quarter declined slightly to $16.9 million from $17.0 million in last year's fourth quarter, and EBITDA related to recurring revenue declined $10.9 million to $6.1 million, reflecting the items identified above.

The net loss for the quarter was $26.8 million or ($1.17) per common share (basic and diluted) compared with a loss of $17.6 million or ($0.84) per common share (basic and diluted) in the 1997 fourth quarter. The net loss for the quarter reflected higher depreciation expense related to the fiber expansion program ($14.3 million), partially offset by lower equity losses from investments ($7.5 million).

On a sequential-quarter basis, fourth quarter 1998 recurring revenue declined 9.8% to $159.0 million from $176.3 million in the third quarter 1998, largely due to termination of service for the debit card customer during the current quarter. Gross profit related to recurring revenue declined $15.1 million, or 22.7% in the fourth quarter, substantially related to the impact of terminating business with the debit card customer. Operating and administrative costs increased 12.5% to $45.1 million from $40.1 million in the prior quarter, primarily related to costs associated with the Company's expanded IT infrastructure to support its broader service offerings and costs to expand its retail sales force.


SEGMENT RESULTS
---------------

PRIVATE LINE SERVICES
---------------------

Private line revenue in 1998 increased 39.5% to $225.4 million, from $161.6 million in 1997 due mainly to the impact of a new $265 million ISP contract. Private line gross profit for the year reached $139.6 million versus $88.9 million in 1997, with gross margin increasing to 61.9% of private line revenue compared with 55.0% in the prior year. The gross profit improvement resulted from lower growth of transmission lease expense versus the significant revenue growth, as the Company realized economies from its expanding fiber network.

On a sequential-quarter basis, fourth quarter 1998 private line revenue grew $9.0 million or 14.5% over the third quarter, due primarily to the full quarter impact of leased circuits under the new ISP contract. Gross profit increased to $46.5 million, versus $42.2 million in the third quarter, with the gross margin declining somewhat to 65.6% of recurring revenue in the current quarter from 68.1% in the prior quarter, due to a short term increase in transmission lease expense to support large capacity contracts in advance of fiber network completions.

SWITCHED LONG DISTANCE SERVICES
-------------------------------

Switched long distance revenue in 1998 reached $414.4 million, compared with $359.3 million in 1997, or an increase of 15.3%. Wholesale switched long distance revenue increased 18.9% over 1997, while retail switched revenue increased by 8.9% over the same period, as usage grew in both areas.

Gross profit for switched long distance for 1998 reached $80.3 million, increasing 100.5% over 1997. Gross margin as a percentage of switched revenue increased to 19.4% versus 11.1% in 1997 - the result of FCC mandated reductions in access costs.

On a sequential-quarter basis, fourth quarter switched revenue declined to $84.4 million from $110.7 million in the 1998 third quarter, related mainly to the decline in revenue of the debit card provider, the migration of Excel traffic from IXC's switched network, and year-end seasonality.

DATA/INTERNET SERVICES
----------------------

Data services revenue increased to $9.0 million in 1998 from $0.8 million in 1997, reflecting the growth of wholesale data services as well as the partial year impact of Internet acquisitions made during the year. The gross margin loss increased to $4.4 million from a loss of $2.9 million in 1997, the result of greater transmission lease costs related to the development and expansion of the network required to support the data and Internet product lines.

Fourth quarter Data/Internet revenue was $3.7 million up slightly from the $3.6 million in the 1998 third quarter. This segment's gross margin decreased $0.9 million from the third quarter mainly due to an increase in Internet usage and connection charges.

YEAR IN REVIEW
--------------

"Once again, this has been an important building year for IXC," Mr. Scott said. "We put in place a new management team, established our retail sales channel, launched our European operation, and made several important moves to establish IXC's position as a leading player in the Internet business. Also, we completed over 7,400 miles of fiber network and are on track to grow our advanced network from 9,300 miles today to over 16,500 miles by the end of 1999. Finally, our launch of Gemini2000 represents the first implementation of the IP network architecture for the new millennium," said Mr. Scott.

Mr. Scott noted significant achievements during 1998:


        o Completion of the 5,000 mile fiber backbone between Los Angeles and New York - the first coast-to-coast fiber network developed in over a decade.
        o Completion and activation of 2,400 additional fiber route miles, including:
            -   New York to Washington D.C.
            -   Washington D.C. to Houston
            -   Houston to Dallas
            -   Los Angeles to San Francisco


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        o   Launch of IXC's OCX High Capacity Transmission Service and the
            signing of a 5-year, $265 million agreement to provide OC-12 capacity to a major Internet service provider.
        o Implementation of the first OC-192 fiber optic transmission system supporting up to 80 gigabits per second of capacity - the longest eight-wavelength OC-192 system deployed anywhere in the world.
        o Formation of a long-term alliance with PSINet in which IXC will provide 10,000 miles of OC-48 transmission capacity for 20 years in exchange for 20% of PSINet's common stock (current market value approximately $370 million).
        o Completion of significant new service and capacity contracts with Excel Communications, Time Warner, Adelphia Communications, Star Telecommunications, RSL Communications, Bell Atlantic and Level 3 Communications.
        o Acquisition of Eclipse Telecommunications, Inc. (formerly Network Long Distance, Inc.) as the centerpiece of IXC's emerging retail strategy.
        o Agreement to acquire Coastal Telephone as an additional key retail channel focusing on the small business market.
        o Acquisition of several Internet companies as key elements in IXC's expansion into the Internet business:
            -   Network Evolutions, Inc. (NEI)
            -   SMARTNAP
            -   the DataPlace, Inc.
            -   ntr.net Corporation
        o Purchase of 34% stake in AppliedTheory Communications, Inc., positioning IXC as a developer of the next generation of IP technical infrastructure.
        o Launch of Gemini 2000, the first coast-to-coast, next generation Internet backbone network to carry both research and commercial traffic.
        o Launch of Storm Communications, Ltd., IXC's joint venture with Telenor International (Norway's PTT) to provide switched voice services throughout Europe.
        o   Expansion of senior management team with the addition of:
            -   David Hughart, President - Retail Division
            -   Leo Welsh, President - Wholesale Division
            -   Valerie Walden, Sr. Vice President - Switched and Private
                Line Services
            -   Dominick DeAngelo, Sr. Vice President - Internet Services
            -   Greg Tolander, Sr. Vice President - Chief Information Officer
        o   Successful completion of IXC's plan for refinancing, including:
            -   sale of $155 million of 6 3/4% Convertible Preferred Stock
            - retirement of the Company's outstanding $285 million in 12-1/2% Senior Notes due 2005
            -   sale of $450 million of 9% Senior Subordinated Notes due 2008
            -   completion of $600 million Senior Secured Credit Facility



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

ABOUT IXC
---------

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having completed the first new coast-to-coast fiber optic network in the United States in more than a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is at www.ixc-comm.com.


                                      # # #

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. The Company's future actual results could differ materially from the forward-looking statements discussed herein. A list of the factors that could cause actual results to differ materially can be found in the documents the Company files with the SEC, including those contained in the Company's prospectus, and the Form 10-Q for the quarter ended September 30, 1998. Regarding the Company's evaluation of possible strategic alternatives, there can be no assurance that any such alternatives could be successfully identified or consummated to the betterment of the Company or the Company's stock price, or what the timing, terms, or ultimate impact of any such arrangement might be.


IXC Contacts:
-------------
Media Contact:                                Investor Contact:
--------------                                -----------------
Melissa Jackson                               Greta Wiechman
Senior Manager, Public Relations              Senior Manager, Investor Relations
(512) 231-5247                                (888) 267-9478
mjackson@ixc-comm.com                         gwiechman@ixc-comm.com




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

                            IXC COMMUNICATIONS, INC.
                          SUMMARY OF OPERATING RESULTS
                        ($000'S EXCEPT PER SHARE AMOUNTS)


                                            Three Months Ended                 Year To Date
                                               December 31,                    December 31,
                                        ---------------------------       ------------------------
                                           1998             1997            1998            1997
                                        ---------         ---------       --------        --------
Revenues:
     Private line                        $ 70,878         $  50,650      $ 225,358       $ 161,570
     Long distance switched services       84,395           113,076        414,405         359,288
     Broadband & Internet services          3,721               368          9,029             759
     Other                                 10,787                --         19,776              --
                                         --------         ---------      ---------       ---------
          Total operating revenue         169,781           164,094        668,568         521,617

Gross margin                               62,007            45,335        235,268         125,950
                 %                           36.5%             27.6%          35.2%           24.1%

EBITDA                                     16,893            16,985         90,732          23,190
                 %                            9.9%             10.4%          13.6%            4.4%

     Depreciation and amortization         35,997            19,065        113,586          69,139
     Pooling costs                           (134)              (36)         7,955           3,591
                                         --------         ---------      ---------       ---------
OPERATING LOSS                            (18,970)           (2,044)       (30,809)        (49,540)

     Interest expense, net                  2,003             4,519         17,344          23,934
     Equity in net loss of
       unconsolidated subsidiaries          2,660            10,132         32,986          23,800
     Other, net                               156                32            440             531
                                         --------         ---------      ---------       ---------
LOSS BEFORE INCOME TAXES AND
   EXTRAORDINARY LOSS                     (23,789)          (16,727)       (81,579)        (97,805)

     Income tax provision                   5,659               853         13,925           1,359
                                         --------         ---------      ---------       ---------
LOSS BEFORE EXTRAORDINARY LOSS            (29,448)          (17,580)       (95,504)        (99,164)

     Extraordinary loss (benefit)
        on early extinguishment of
        debt                               (2,695)               --         66,952              --
                                         --------         ---------      ---------       ---------
NET LOSS                                 $(26,753)        $ (17,580)     $(162,456)      $ (99,164)
                                         ========         =========      =========       =========

Dividends applicable to preferred
   stock                                  (15,691)          (12,151)       (58,239)        (21,636)
                                         --------         ---------      ---------       ---------
Net loss applicable to common
   stockholders                          $(42,444)        $ (29,731)     $(220,695)      $(120,800)
                                         ========         =========      ==========      =========

Loss per share before
   extraordinary item                    $  (1.24)        $   (0.84)     $   (4.28)      $   (3.47)
Loss per share from extraordinary
   item                                      0.07                --          (1.87)             --
                                         --------         ---------      ---------       ---------

Basic and diluted loss per share         $  (1.17)        $   (0.84)         (6.15)          (3.47)
                                         ========         =========      =========       =========

Weighted average common shares             36,150            35,239         35,868          34,777
   outstanding



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


                            IXC COMMUNICATIONS, INC.
                          OPERATING SUMMARY BY SEGMENT
                                    ($000'S)


                               Quarter Ended       Quarter Ended December 31,      Year Ended December 31,
                               September 30,       --------------------------      -----------------------
                                    1998              1998             1997           1998           1997
                                    ----              ----             ----           ----           ----
NET REVENUE
     Private line                $ 61,908          $ 70,878         $ 50,650       $225,358       $161,570
     Switched Long
       Distance                   110,741            84,395          113,076        414,405        359,288
     Broadband/Internet             3,631             3,721              368          9,029            759
                                 --------          --------         --------       --------       --------
         Subtotal - Recurring     176,280           158,994          164,094        648,792        521,617
     Other                          8,989            10,787               --         19,776             --
                                 --------          --------         --------       --------       --------
         Total Revenue            185,269           169,781          164,094        668,568        521,617

GROSS PROFIT
     Private line                  42,158            46,465           30,692        139,558         88,851
          % of Net Revenue           68.1%             65.6%            60.6%          61.9%          55.0%

     Switched Long Distance        24,404             5,888           15,343         80,296         40,041
          % of Net Revenue           22.0%              7.0%            13.6%          19.4%          11.1%

     Broadband/Internet              (266)           (1,133)            (700)        (4,362)        (2,942)
          % of Net Revenue           (7.3%)           (30.4%)         (190.2%)        (48.3%)       (387.6%)
                                 --------          --------         --------       --------       --------

      Subtotal - Recurring
         Gross Profit              66,296            51,220           45,335        215,492        125,950
          % of Net Revenue           37.6%             32.2%            27.6%          33.2%          24.1%

     Other                          8,989            10,787               --         19,776             --
                                 --------          --------         --------       --------       --------
         Total Gross Profit      $ 75,285          $ 62,007         $ 45,335       $235,268       $125,950
                                 ========          ========         ========       ========       ========





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